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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------

                             THE PROJECT GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 NEVADA                                   88-0392153
        (STATE OR JURISDICTION OF                       (IRS EMPLOYER
       INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

                   333 NORTH SAM HOUSTON PARKWAY E., SUITE 275
                              HOUSTON, TEXAS 77060
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                     2005 CONSULTANT AND EMPLOYEE STOCK PLAN
                            (FULL TITLE OF THE PLAN)

                               MR. CRAIG CRAWFORD
                   333 NORTH SAM HOUSTON PARKWAY E., SUITE 275
                              HOUSTON, TEXAS 77060
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (713) 622-1100
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 with a copy to:

                            MICHAEL SANDERS, ESQUIRE
                            20333 S.H. 249, SUITE 600
                              HOUSTON, TEXAS 77070
                                 (832) 446-2599

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
 Title of Each Class of                        Proposed Maximum         Proposed Maximum            Amount of
    Securities to be        Amount to be      Offering Price Per    Aggregate Offering Price    Registration Fee
       Registered          Registered (1)          Share (2)                   (2)
--------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value            12,000,000              $ 0.047                $ 564,000.00             $ 66.38
====================================================================================================================

(1) Plus such additional number of shares as may hereafter become issuable pursuant to The Project Group, Inc. 2005 Consultant and Employee Stock Plan (the "Plan") in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The offering price per share and aggregate offering price are based upon the closing price of the Company's Common Stock, as reported on the OTC Bulletin Board for February 14, 2005, for shares reserved for future issuance pursuant to the Plan (pursuant to Rule 457(c) under the Securities Act).


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

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The Project Group, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

                  (b) All other reports filed pursuant to Section 13(a) or 15(d)
            of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above

                  (c) The description of the Company's common stock included in the registration statement on Form 10-SB (File No. 0-28445) filed with the Commission on December 10, 1999.

      In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Nevada Revised Statutes ("NRS") 78.7502 permits a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Further, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      Further, NRS 78.7502 permits a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Further, NRS 78.7502 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification is permissible as referenced in NRS 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      The Registrant's Articles of Incorporation provide that the Registrant's officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director, but that the foregoing provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78.300. Similarly, the Registrant's Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the full extent permitted by Nevada law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

      4.1   2005 Consultant and Employee Stock Plan
      5.1   Opinion of Michael W. Sanders, Attorney at Law, regarding legality
      23.1  Consent of Thomas Leger & Co, L.L.P.
      23.2 Consent of Michael W. Sanders, Attorney at Law (included in Exhibit 5.1)

ITEM 9. UNDERTAKINGS.

      (a)   The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining liability under the
            Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To file a post-effective amendment to remove from
            registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 22nd day of February 2005.

                                 THE PROJECT GROUP, INC.


                                 By: /s/ Craig Crawford
                                     ------------------------
                                 Craig Crawford
                                 President and
                                 Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature                        Title                        Date
       ---------                        -----                        ----

/s/ Craig Crawford                President, Chief Executive   February 22, 2005
--------------------              Officer and Director
Craig Crawford                    (Principal Executive
                                  Officer and Principal
                                  Financial Officer)

/s/ William Moebius               Chairman and Director        February 22, 2005
--------------------
William Moebius

/s/ Emmett R. McCoppin, Sr.       Vice President, Chief        February 22, 2005
---------------------------       Technology Officer and
Emmett R. McCoppin, Sr.           Director

/s/ John Winchester               Senior Vice President and    February 22, 2005
---------------------------       Director
John Winchester

/s/ Sean Hanson                   Secretary, Treasurer and     February 22, 2005
---------------------------       Director
Sean Hanson

/s/ John Danielson                Director                     February 22, 2005
-----------------------
John Danielson

/s/ Brad Marnitz                  Director                     February 22, 2005
-----------------------
Brad Marnitz